Exhibit 10.7

AMENDED AND RESTATED FOURTH AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Fourth Amendment to Amended and Restated Employment Agreement dated as of September 17, 2021 (this “Fourth Amendment”), is by and between The Greenbrier Companies, Inc. (The “Company”) and Alejandro Centurion (“Executive”) and amends and restates the terms of that certain Fourth Amendment to the Amended and Restated Employment Agreement dated as of July 9, 2021 which amended the terms of that certain Amended and Restated Employment Agreement dated as of August 28, 2012, between the Company and Executive (the “Agreement”), as amended by The First Amendment to Amended and Restated Employment Agreement, dated March 29, 2016, and the Second Amendment to Amended and Restated Employment Agreement, dated May 9, 2018, and the Third Amendment to Amended and Restated Employment Agreement dated September 16, 2019 (collectively with the Agreement, the “Amended Agreement”).

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.  Sections 1.1 and 1.2 of the Amended Agreement are hereby amended and restated to read in their entirety as follows:

1.1

Employment of Executive.  The Company agrees to employ Executive, and Executive agrees to serve, until September 1, 2022 (the “Successor Appointment Date) as the Company’s Executive Vice President and President of Greenbrier Manufacturing Operations (“GMO”) and then until September 1, 2023 (the “Retirement Date”) as Special Advisor.

1.2	Responsibilities.

(a) General Duties as Executive Vice President and President of GMO.  Until the Successor Appointment Date, Executive shall report to William A. Furman in his capacity as Chief Executive Officer (the “CEO”) or Executive Chairman of the Board (the “Executive Chair”), as the case may be, for so long as Mr. Furman is an employee of the Company.  In the event that Mr. Furman ceases to be an employee of the Company prior to the Successor Appointment Date, Executive shall report to the Board of Directors (the “Board”). During this period Executive will be responsible for the overall management of all manufacturing operations of the company worldwide.  In addition, Executive shall be responsible for the management of a successor process and the coaching and preparation of internal candidates for key positions in GMO.

(b) Successor Process.  On or before August 31, 2021 (the “Organization Change Date”), Executive shall appoint a Chief Operating Officer or co-Chief Operating Officers of GMO and make appropriate reporting changes within the organization to develop leadership succession for key positions in GMO.  Executive shall have the responsibility, with the oversight of the CEO, the President of the Company (the “President”) and Executive Chair (if any) for identifying a Successor President of GMO.  On or before March 31, 2022 (the “Determination Date”), Executive shall make his recommendation regarding any internal candidates as Successor President of GMO.  If Executive does not recommend any internal candidates or if the CEO, the President or Executive Chair (if any) does not accept a recommended candidate, Executive will conduct an external search process in coordination with the CEO, the President, and the

Executive Chair (if any) so that a Successor President of GMO is identified and hired prior to the Executive retirement date.

(c) General Duties as Special Advisor.  The duties of the Special Advisor will be the onboarding, coaching and support of the Successor President of GMO as well as any projects related to manufacturing requested by the Board. For the period from The Successor Appointment Date to the Retirement Date, Executive will advise the President of GMO and if the Board specifically assigned a project to Executive, Executive shall nominally report to the Board on such assignment.

2.   Section 2.1 of the Amended Agreement is hereby amended and restated to read as follows:

2.1

Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until all obligations of the parties hereunder have been performed.  On the Successor Appointment date, Executive shall submit to the CEO and the Board his resignation from his positions of Executive Vice President and President of GMO but may retain certain Board seats of the company’s affiliates if requested by the Company.  On the Retirement Date, Executive shall submit to the CEO and the Board his resignation from all affiliated Board seats and from all executive and officer positions he then holds.

3.  Section 2.2 of the Amended Agreement is hereby deleted.

4.  Sections 3.1 and 3.2 of the Amended Agreement are hereby amended and restated to read in their entirety as follows:

3.1

Total Compensation; Base Salary.  For fiscal years 2021 and 2022, Executive’s total target direct compensation (comprised of base salary, annual cash incentive and equity awards) shall be no less than $3,000,000 per year. Until August 31, 2023, the Company shall continue to pay Executive his annual base salary in an amount no less than his annual base salary in effect immediately prior to the execution of this Fourth Amendment (the “Base Salary”).  Executive’s Base Salary may be increased, but not reduced, from time to time, subject to approval by the Compensation Committee of the Company’s Board. (the “Committee”).  The Base Salary shall be payable in accordance with the Company’s usual and customary payroll practices, but no less frequently than monthly installments.

3.2

Annual Cash Incentives.  Executive shall be eligible to earn a bonus for each of the fiscal years 2021, 2022, and 2023 in an amount to be determined pursuant to the annual bonus program approved by the Committee and then in effect (the “Annual Bonus”).  Executive’s target Annual Bonus amount shall be not less than 100% of Executive’s Base Salary, but the actual amount earned and paid pursuant to Executive’s Annual Bonus any year may be an amount less than, greater than, or the same as the target amount.  In addition, Executive shall be eligible to earn a special bonus for fiscal years 2021 and 2022 (the “Special Annual Bonus”).  The Special Annual Bonus will be tied to the Executive’s performance and results in meeting objectives for improvements in operations in a Covid-19 recovery environment in both North America and in Europe as well as meeting objectives set out in the Succession Process herein.  Executive’s target Special Annual Bonus shall be not less 105% of Executive’s Base Salary with a minimum payout of 75% and a maximum payout of 200% The CEO or Executive Chair shall make recommendations for Special Annual Bonus payouts for approval by the Committee. Any Annual Bonus and any Special Annual Bonus shall be paid to

Executive in cash (subject to normal withholding and payroll deductions) within 120 days following the end of the fiscal year in which such Annual Bonus shall be earned and in any event within the short-term deferral period specified in Treasury. Reg. S1,409(b)(4) (i.e., later of the 15th day of the third month following the end of the calendar year or the 15th day of the third month following the end of the Company’s taxable year).

5. Section 3.6 of the original agreement is hereby amended to add the following at the end of such section:

Executive shall have or shall be eligible to receive equity awards in fiscal 2021 and 2022. With respect to equity awards made in fiscal 2022 (i) such awards shall be in the form of restricted stock units that, if determined by the Compensation Committee, may provide for cash settlement at the discretion of the Compensation Committee (including accrued dividends payable with respect to the vested units in accordance with the terms of the award agreement), (ii) such awards will have a value of not less than 200% of Executive’s Base Salary (calculated using the methodology adopted by the committee for all executives and with performance-based awards valued at target performance), (iii) such awards shall not be more than 60% performance-based, with the balance being time-based, (iv) the time-based awards will fully vest on the Retirement Date, (v) the performance-based awards will be tied to GMO goals. The goals shall be reasonably achievable at target performance based on conditions known to the Committee at the time of grant, (vi) the performance-based awards will have maximum vesting at 200% of target, will have the same threshold and target vesting levels as awards made to other named executive officers and will vest on an interpolated basis between various vesting levels, (vii) the performance-based awards based on GMO goals will be evaluated by the Committee and, to the extent earned, shall vest on the Retirement Date, and (viii) if the performance period for any performance-based awards extends beyond the Retirement Date, payout will be at the end of the performance period based on actual performance without reduction for earlier retirement.

6.  The Amended Agreement is hereby amended by adding a new Section 3.10 as follows:

3.10

For avoidance of doubt, except as otherwise provided in this Fourth Amendment, until the Retirement Date Executive will be entitled to continue receiving without cost, those perquisites and benefits provided to him immediately prior to the execution of this Fourth Amendment.  For clarity, all references in this Section 3.10 to perquisites being provided “without cost” does not mean that Executive will be grossed-up for any tax liability to Executive associated with such perquisites.

7.  Section 5. of the Amended Agreement is hereby further amended to add the following at the end of such section:

For the avoidance of doubt, for purposes of this Section 5 Executive’s retirement as an executive on either the Successor Appointment Date or the Retirement Date as contemplated by Section 2.1 shall be considered a voluntary termination by the Executive.

8.  A new Section 11. is added to the Amended Agreement as follows:

11.

Consulting Engagement.  Upon the Retirement Date, Executive shall become a consultant of the Company, but will generally continue to be treated as an employee for tax purposes.  Executive’s duties as a consultant will be mutually agreed upon by Executive and the Company.  Executive’s consulting term shall continue through August 31, 2024.  Executive shall receive a fee for his services as a consultant of $1,000 per month (the “Consulting Fee”).  Executive and eligible family members will be eligible for coverage under the Company’s employer-sponsored health insurance while he is acting as a consultant on the same terms as in effect immediately prior to the Retirement Date and any additional Executive health programs will be on the same terms as have been provided prior to the execution of this Fourth Amendment.

THE GREENBRIER COMPANIES, INC.:	EXECUTIVE:

By: /s/ Martin R. Baker	By: /s/ Alejandro Centurion
Martin R. Baker	Alejandro Centurion
SVP & General Counsel	Executive Vice President and President of Greenbrier Manufacturing Operations